SCHEDULE 14A INFORMATION
                    PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [ ]
Filed by a Party other than the Registrant [X]
    Check the appropriate box:
     [ ]   Preliminary Proxy Statement
     [ ] Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))
     [ ]   Definitive Proxy Statement
     [X]   Definitive Additional Materials
     [ ]   Soliciting Material Under Rule 14a-12


                       LONE STAR STEAKHOUSE & SALOON, INC.
                (Name of Registrant as Specified in its Charter)

                                 GUY W. ADAMS

     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[ ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     1)     Title of each class of securities to which transaction applies:
     2)     Aggregate number of securities to which transaction applies:
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
     4)     Proposed maximum aggregate value of transaction:
     5)     Total fee
            paid:
[ ]  Fee paid previously with preliminary materials.
[ ]  Check box if any part of the fee is offset as provided by Exchange Act
Rule
     0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number,
     or the Form or Schedule and the date of its filing.
     1)     Amount Previously Paid:
     2)     Form, Schedule or Registration Statement No.:
     3)     Filing Party: Guy W. Adams
     4)     Date Filed: June 20, 2001


(These materials are intended to be released to one or more shareholders, along with the Definitive Proxy Statement currently on file, on or about June 4, 2001)


Lone Star's 2001 annual shareholder meeting will take place on July 6, 2001 at the Sullivan's Steakhouse restaurant located at 300 Colorado Street, Austin, Texas 78701, 9:00 a.m. local time.


Vote the GOLD Proxy for Guy Adams


Below is a partial summary of events related to Mr. Adams' proxy contest for election to the Board of Lone Star Steakhouse:


June 18, 2001, GUY ADAMS MAILS LETTER AND PROXY CARDS TO LONE STAR'S
SHAREHOLDERS.


June 15, the Federal District Court of Kansas rebuffs Adams' motion for dismissal for lack of jurisdiction by the Kansas courts.


June 5, Lone Star takes deposition of Guy Adams in regards to discovery in its lawsuit.


June 4,  Mr. Adams files amended Definitive Proxy and Letter to Shareholders.


May 31, Lone Star responds to Adams' request for Shareholders list. Lone Star refuses to provide the Shareholder list and instead offers to mail his material themselves as provided for in the SEC rules. However, Lone Star states Mr. Adams' cost of such mailing will be between $29,594 and $38,193, depending upon weight. This mailing cost comes to $3.61 and $4.66 per letter. Mr. Adams' own cost for such mailings through ADP/ ICS was estimated to be considerable less than that quoted by the Company.


May 24, Lone Star takes deposition of Ted White with CalPERS in regards to discovery in its lawsuit against Adams.


May 23, Mr. Adams request a Shareholder List from Lone Star to mail his materials to Shareholders.


May 18, Lone Star files their Definitive Proxy Statement.


May 11, Mr. Adams files a motion for dismissal of Lone Star's lawsuit for lack of jurisdiction with the Federal District court in Wichita, Kansas.


May 4, Mr. Adams files an Amended Letter to Shareholders to address some of the concerns expressed by Lone Star in its lawsuit.


May 1, Lone Star Steakhouse files its Preliminary Proxy stating, among other things:

i)  The annual meeting will be held on July 6, 2001 in Austin, Texas

ii) There is a shareholder proposal to promptly auction off the Company, "by any appropriate process the Board chooses to adopt including a sale to the highest bidder whether in cash, stock, or a combination of both."


April 25, Lone Star files an amended Form 10-K/A, which includes an "Acknowledgement Letter" between the Company and certain employees, clarifying portions of the financial terms in their Change of Control Agreements dated January 3, 2001.


April 20,  Lone Star files a lawsuit against Mr. Adams in Federal District
Court in Wichita, Kansas.   The Complaint alleges that Mr. Adams and others
are conducting an unlawful proxy solicitation by, among other things, failing to disclose unnamed "participants" who are providing financial support for Mr. Adams' efforts.


April 18, Lone Star responds to Adams' two previous letters requesting their comments, by stating, among other things, they were, "...in the process of preparing a response to your SEC filings and the charges contained therein. We intend to do so in a manner that is appropriate and complete."


April 17, Lone Star's independent Directors meet with CalPERS in Sacramento, CA and discuss, among other things, the Change of Control Agreements. CalPERS follows up the meeting with a letter to Lone Star's independent Directors stating:

"The Change in Control Agreements in their entirety appear to be designed to unjustly enrich management at the expense of shareholders."


April 13, Mr. Adams mails a second letter to Lone Star seeking verification of material in his Proposed Letter to Shareholders.


April 9, Mr. Adams filed additional Definitive Proxy materials, which included a Proposed Letter to Shareholders depicting his understanding of the Change of Control Agreements and its financial consequences upon the Company.


April 6, Mr. Adams mails Lone Star a copy of his Proposed Letter to Shareholders, requesting the Company to review for, "any inaccuracies in it, please let us know at once so that if appropriate, we can correct it."


March 26, Lone Star Steakhouse filed its 10-K Annual Report, which included as exhibits, Change of Control Agreements dated January 3, 2001 with certain members of Management.


March 16,  Mr. Adams filed his Definitive Proxy materials with the SEC.


February 23,  Mr. Adams filed his Preliminary Proxy materials with the SEC.


February 22, Mr. Adams mails an amended notice to Lone Star of his intent to run as a Director at the 2001 annual meeting.


February 19, Mr. Adams mailed notice to Lone Star of his intent to run as a Director at the 2001 annual meeting.




* * * * * * * * * * * *

CERTAIN ADDITIONAL INFORMATION

The participants in the proposed solicitation of proxies ("Participants") are : Guy W. Adams. Mr. Adams has filed a definitive proxy statement with the Securities and Exchange Commission (SEC) in connection with a proposed solicitation that the Participant may make with respect to shareholder proxies for the 2001 Annual Meeting of Shareholders of Lone Star Steakhouse & Saloon. The Definitive Proxy Statement contains important information, including additional information about Mr. Adams and his nomination for election to the Lone Star Board of Directors. You should read the Definitive Proxy Statement in its entirety. It can be obtained at no charge on the SEC's web site at (http://www.sec.gov) or by requesting a copy from Guy W. Adams 550 South Hope Street, Ste 1825, Los Angeles, CA 90071.